Exhibit 99.1

NeoStem Announces Conversion of Convertible Preferred Stock by Principal Shareholder

NeoStem Shareholder Equity Increases by $13.7 million

Press Release Source: NeoStem, Inc. On Thursday May 20, 2010, 10:27 am

NEW YORK, May 20 /PRNewswire-Asia-FirstCall/ -- NeoStem, Inc. (NYSE Amex: NBS) ("NeoStem" or the "Company"), an international biopharmaceutical company with operations in the U.S. and China, is pleased to announce the conversion of Convertible Redeemable Series C Preferred Stock (Series C Preferred) by RimAsia Capital Partners, LP ("RimAsia"), a principal shareholder. With the conversion of the Series C Preferred, the Company will no longer be required to pay the annual dividend and expects to recognize cash savings of $408,875 per year.

RimAsia has exercised its right to convert its 8,177,512 shares of Series C Preferred, issued in October 2009 as part of the China Biopharmaceutical Holdings acquisition, into 9,086,124 shares of the Company's common stock. RimAsia is currently subject to a lock-up agreement through the end of the summer 2010.

"We are both pleased and encouraged by the recent positive developments at NeoStem, which prompted our decision to convert all of the Series C Preferred held by us into NeoStem common shares. By doing so now, RimAsia will release the Company from a 5% per annum cumulative dividend charge on the income statement, significantly improve its balance sheet by reclassifying the principal amount (approximately $13.7 million) from its accounting treatment as temporary equity to shareholder equity, and provide NeoStem with an expanded primary equity base and a significantly higher market cap," said Eric Wei, the Managing Partner of RimAsia and a member of the Company's board of directors.

"This decision by RimAsia also reflects our encouragement from the rapid expansion, successful pursuit, and strong execution of NeoStem's business strategies on multiple fronts by management. We are also impressed with the Company's outlook and especially the recent partnership with the Pontifical Council for Culture, which we believe will leapfrog NeoStem to the forefront of the stem cell community," added Mr. Wei. "This collaboration with the Pontifical Council for Culture highlights the quality of NeoStem's technology and we are delighted to be able to provide our further support through the conversion of the Series C Preferred."

"We appreciate RimAsia's ongoing support of our endeavor to leverage our adult stem cell technologies to revolutionize the treatment paradigm for a wide range of disease. We are excited about our recent collaboration with the Pontifical Council for Culture, which validates our leadership and strategy in the stem cell field," said Robin Smith, M.D., NeoStem's CEO and Chairman of the board of directors. "The Company has transformed significantly over the past year to become a sophisticated international biopharmaceutical company with multiple commercial revenue streams. We thank RimAsia and all of our shareholders for the continued support in NeoStem to grow our adult stem cell platform in the U.S. and China, and to expand the capacity of our majority-owned Suzhou Erye subsidiary in anticipation of the significant growth in China's pharmaceutical market."

About NeoStem, Inc.

NeoStem, Inc. is engaged in the development of stem cell-based therapies, pursuit of anti-aging initiatives and building of a network of adult stem cell collection centers in the U.S. and China that are focused on enabling people to donate and store their own (autologous) stem cells for their personal use in times of future medical need. The Company also has licensed various stem cell technologies, including a worldwide exclusive license to VSEL(TM) technology which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem's majority-controlled Chinese pharmaceutical operation, Suzhou Erye, manufactures and distributes generic antibiotics in China. For more information, please visit: http://www.neostem.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the benefits associated with the conversion of the Series C Preferred Stock by RimAsia, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010 and the Company's Quarterly Report on Form 10-q filed with the Securities and Exchange Commission on May 17, 2010, as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

For further information, please contact:

NeoStem, Inc.
Robin Smith, CEO
Phone: +1-212-584-4174
Email: rsmith@neostem.com
Web:   http://www.neostem.com

CCG Investor Relations, Inc.
Lei Huang, Account Manager
Phone: +1-646-833-3417
Email: lei.huang@ccgir.com
Web:   http://www.ccgirasia.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com